Exhibit 99.2

ARIAD Announces Reduction in U.S. Workforce as Part of Broad Program to Reduce Operating Expenses

Approximately 40 percent of U.S. Workforce, or 160 Positions, to be Impacted

CAMBRIDGE, Mass.--(BUSINESS WIRE)--November 7, 2013--ARIAD Pharmaceuticals, Inc. (NASDAQ: ARIA) today announced that it is reducing approximately 40 percent of its staff positions in the United States following its decision to temporarily suspend the marketing and commercial distribution of Iclusig® (ponatinib) in the U.S. The reduction in U.S. staff includes positions in all major departments. This reduction in force is part of a broad program taken by ARIAD to significantly reduce its corporate operating expenses and extend its cash position. ARIAD will share details of this program when it reports third quarter financial results on Tuesday, November 12.

ARIAD expects the workforce reduction to be completed by year-end and will yield pre-tax savings of approximately $26 million in 2014. Restructuring charges associated with these changes are expected to be approximately $5 million in the fourth quarter of 2013. There are no reductions in staff positions in Europe.

“This reduction in our workforce is a very painful and difficult action in which we are losing highly talented and dedicated employees, many of whom have worked for ARIAD for a number of years, but it is a necessary step in strengthening the Company financially,” said Harvey J. Berger, M.D., chairman and chief executive officer of ARIAD. “I would like to personally express my deep gratitude to all of the employees affected by this reduction and thank them for their contributions to both the Company and the cancer patients whom we continue to seek to help.”

Following the workforce reduction, ARIAD expects to have approximately 295 employees in the U.S. and Europe.

About ARIAD

ARIAD Pharmaceuticals, Inc., headquartered in Cambridge, Massachusetts and Lausanne, Switzerland, is an integrated global oncology company focused on transforming the lives of cancer patients with breakthrough medicines. ARIAD is working on new medicines to advance the treatment of various forms of chronic and acute leukemia, lung cancer and other difficult-to-treat cancers. ARIAD utilizes computational and structural approaches to design small-molecule drugs that overcome resistance to existing cancer medicines. For additional information, visit http://www.ariad.com or follow ARIAD on Twitter (@ARIADPharm).

This press release contains “forward-looking statements” including, but not limited to, statements concerning reduction in corporate operating expenses, extension of the Company’s cash position, extent and timing of the Company’s workforce reduction and the resultant number of Company employees, and the timing and amount of possible restructuring charges and pre-tax savings. The information contained in this press release is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company's expectations, except as required by law.

CONTACT:
ARIAD
For Investors
Kendra Adams, 617-503-7028
Kendra.adams@ariad.com
or
For Media
Liza Heapes, 617-621-2315
Liza.Heapes@ariad.com